SCHEDULE 14A
                               (RULE 14a-101)
                          SCHEDULE 14A INFORMATION

              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. )


 Filed by the Registrant { }
 Filed by a Party other than the Registrant {X}

 Check the appropriate box:

 { }  Preliminary Proxy Statement
 { }  Confidential, For Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
 { }  Definitive Proxy Statement
 { }  Definitive Additional Materials
 {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 SCIOS INC.
              ------------------------------------------------
              (Name of Registrant as specified in its charter)

                               RANDAL J. KIRK
                                RJK, L.L.C.
                             KIRKFIELD, L.L.C.
                      THE KIRK FAMILY INVESTMENT PLAN
    --------------------------------------------------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)


 Payment of Filing  Fee (Check the appropriate box):

 {X}  No fee required.

 { } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.
 _____
 { }  Fee paid previously with preliminary materials.
 { } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:



                               PRESS RELEASE



 Contact:

 Paul Schulman
 Corporate Investor Communications, Inc.
 201-896-1900

 Rob Patzig
 Third Security, LLC
 540-731-3344


       RANDAL J. KIRK COMMENTS ON SCIOS BOARD ACTION AND
                     LETTER TO  SHAREHOLDERS


 Radford, VA, December 9th, 1999 -- Randal J. Kirk, the largest holder of Scios, Inc. (NASDAQ: SCIO) shares, welcomes the action of Scios'
 Board, in response to his nomination of eight new Directors of the company. The company announced yesterday that it has moved forward the date of its year 2000 annual meeting to February 28, 2000, and the record date forward to January 11. This move will permit Scios shareholders to decide earlier which Board of Directors they want and whether they wish the company to take a different course.

 Mr. Kirk, responding to a letter sent by Scios to its shareholders yesterday, stated: "I am not surprised that the current Board of Directors would rush to oppose the election of independent Directors nominated by the company's largest shareholder. In my opinion, this is the same Board that has overseen one of the worst track records of bringing products to market among surviving biotechnology companies. Given the small number of shares that they have purchased and the comparatively large number of options that they hold, the only significant financial risk of the incumbents appears to be the potential loss of their positions as Directors and the associated perks.

 "The historical events leading to my nomination of a new Board of Directors and the goals of that proposed Board will be detailed through our communications with shareholders. The action of the current Board of Directors in authorizing the letter to shareholders made available yesterday is regrettable. That letter, in my opinion, does not fairly represent the factors leading to my decision to wage this fight, the reasons for which will be fully elaborated through our communications. Yesterday's hasty solicitation by the incumbents seeks, in my opinion, to prey on the uninformed. Until full proxy materials have been made available to shareholders, I would ask that they reserve judgement and that they take no action."


                   INFORMATION CONCERNING PARTICIPANTS

      The following individuals and entities may be deemed participants in the solicitation of proxies on behalf of the Kirk Stockholders (as defined below): Randal J. Kirk, a citizen of the United States ("Mr. Kirk"), and each of the following entities that Mr. Kirk directly controls: RJK, L.L.C., a Virginia limited liability company ("RJK"), Kirkfield, L.L.C., a Virginia limited liability company ("Kirkfield"), and The Kirk Family Investment Plan, a joint account ("KFIP" and, together with Mr. Kirk, RJK and Kirkfield, the "Kirk Stockholders").
 In addition, the following individuals, all of whom are being nominated by the Kirk Stockholders to the Board of Directors of the Company, may be deemed participants in the solicitation of proxies on behalf of the Kirk Stockholders: Dr. Douglas Covington, John H. Greist, M.D., Larry D. Horner, Kurt P. Kalm, Randal J. Kirk, Domenic A. Sica, M. D., John P. Szlasa and William E. Yelle (collectively, the "Nominees").

      Other than Mr. Kirk (as discussed below), none of the Nominees beneficially own any shares of the Company's common stock, par value $.001 per share (the "Common Stock"). In the aggregate, the Kirk Stockholders beneficially own 2,000,000 shares of Common Stock as follows: Mr. Kirk beneficially owns 2,000,000 shares of Common Stock, representing approximately 5.2% of the 38,468,652 shares of Common Stock outstanding as reported by the Company on October 12, 1999, as follows: 1,136,600 shares held by Mr. Kirk; 387,000 shares held by RJK; 225,000 shares held by Kirkfield; and 251,400 shares held by KFIP. Mr. Kirk has sole voting and dispositive power with respect to the 1,136,600 shares held by him, and RJK, Kirkfield and KFIP each share voting and dispositive power with Mr. Kirk with respect to their respective shares. The Kirk Stockholders purchased these shares between June 16, 1999 and July 20, 1999.